11100Santa Monica Blvd., Suite 800
Los Angeles, CA 90025
January 27, 2006	Tel. 310-966-1444
Fax: 310-388-0147
www.brileyco.com

Mr. Bruce Nelson
Special Committee of the Board of Directors
M-Wave, Inc.
475 Industrial Drive West
Chicago, IL 60185

Dear Bruce:

This letter, when properly signed, will constitute an engagement agreement (“Agreement” hereinafter) between B. Riley & Co., a Delaware corporation (“B. Riley” hereinafter) and M-Wave, Inc. (the “Company” hereinafter) upon the terms and conditions set forth below.

1.    Background. We understand that the Company is contemplating a merger with an entity or group of entities in the ethanol industry (the “Merger Party”). Such transaction and all related transactions are referred to collectively herein as the (“Transaction”).

2.    Opinion. We understand that the Special Committee of the Board of Directors of the Company (the “Board”) has requested that B. Riley render an opinion (the “Opinion” hereinafter) as to the fairness, from a financial point of view, of the Transaction. The Opinion will be delivered in writing. The Opinion shall not address the Company’s underlying business decision to effect the Transaction.

It is contemplated that the Opinion will include, in addition to any other matters that B. Riley in its sole discretion deems appropriate, a description of the principal materials that B. Riley has reviewed and upon which B. Riley is relying and the principal assumptions and qualifications upon which B. Riley is relying. B. Riley shall be responsible only for conclusions or opinions set forth in its written Opinion.

Any summary of, or reference to, the Opinion, any verbal presentation with respect thereto, or other references to B. Riley in connection with the Transaction, will in each instance be subject to B. Riley’s prior review and written approval, which will not be unreasonably be withheld. This Opinion is for the express and exclusive use of only the Company, its Board, the Special Committee of the Board and shareholders. Neither B. Riley’s verbal conclusions nor the Opinion will be used for any purpose other than in connection with the Transaction. Notwithstanding the foregoing, B. Riley consents to a description of and the inclusion of the text of its written Opinion in (i) any filing required to be made by the Company with the Securities and Exchange Commission in connection with the Transaction and in materials delivered to the Company’s shareholders, and (ii) in response to any subpoena, court order or similar legal demand in connection with the defense of any lawsuit relating to the Transaction.

In connection with the Opinion, we will make such reviews, analyses and inquiries as we deem necessary and appropriate under the circumstances. Among other things, we will meet with certain senior management of the Company and the Merger Party, visit certain facilities and business offices of the Company and the Merger Party, review certain of the Company’s and the Merger Party’s historical financial statements, review certain other documents, including any SEC filings of the Company, review forecasts and projections prepared by the Company’s and the Merger Party’s management and/or their respective advisors, review publicly available data about certain comparable companies and certain other transactions we deem relevant.

3.    Information. Each signatory hereto recognizes and confirms that in rendering services hereunder, B. Riley has been and will be using and relying on and assuming the accuracy of, without independent verification, data, materials and other information (including, without limitation, the financial forecasts and projections), with respect to the Company and the Merger Party, furnished to B. Riley by or on behalf of the Company and the Merger Party and its agents, counsel, employees and representatives (the “Information”).

B. Riley does not assume responsibility for the accuracy and completeness of the Information, including, but not limited to, the disclosure materials related to the Transaction, and B. Riley shall not be obligated to conduct any independent study or investigation as to the accuracy or completeness of the Information.

The Company agrees to furnish to B. Riley complete copies of all relevant documents with respect to the Transaction, prior to the consummation of the Transaction, filed with or submitted to any regulatory agency, and all such other data, material and other information as B. Riley may reasonably request. The Company will furnish to B. Riley, concurrently with their submission to others, all substantive drafts of and a copy of the final disclosure materials and financing and other documents related to the Transaction, and will keep B. Riley apprised of changes in the terms of the Transaction on a timely basis as they are decided upon.

4.    Fees. As compensation for the services rendered by B. Riley hereunder, the Company shall pay B. Riley a fee of $75,000 and expenses as follows:

(a)	A fee of $25,000 payable upon execution of this retainer agreement;

(b)	An initiation fee of $25,000 when the Board formally requests the opinion to be rendered;

(c)	A fee of $25,000 when B. Riley delivers its final written opinion to the Special Committee; and

(c)
Out of pocket expenses, not to exceed $10,000 without prior Company approval (including, but not limited to, the fees and expenses of B. Riley’s legal counsel) incurred in connection with this Agreement and the Opinion.

No portion of our fee is contingent upon the conclusions reached in the Opinion All fees paid are non-refundable.

If B. Riley is requested to expand its Opinion to cover any areas beyond the scope set forth in Section 2, such expanded scope of engagement and the fee to be paid to B. Riley shall be agreed upon prior to B. Riley undertaking such expanded engagement.

5.    Term. This Agreement shall commence upon the signing of this Agreement and remain in effect for a period of twelve months. B. Riley agrees to render the Opinion within 30 days of the Board making a formal request for the Opinion.

6.    Indemnification, Contribution, and Release. The Company agrees to provide indemnification to B. Riley and certain other parties, in accordance with Attachment 1, which is attached hereto and incorporated herein by this reference.

7.    Other Services. If B. Riley is called upon to render services, give testimony, produce documents, answer depositions or interrogatories, or otherwise become involved in connection with any administrative or judicial proceedings, investigations or inquiries relating to the Transaction, the Company will pay, in addition to the other fees hereunder, for the time reasonably required to be expended by any officers or employees of B. Riley, at their standard hourly rates as then in effect, plus reasonable out-of-pocket expenses relating thereto, and any and all reasonable legal fees and expenses incurred by B. Riley in so appearing or preparing for appearance.

8.    Company Obligation.  The obligations of B. Riley are solely company obligations, and no officer, director, employee, agent, shareholder, member, owner or controlling person shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement or any person relying on the Opinion.

9.    Attorney Fees; Choice of Law. If any party to this Agreement brings an action directly or indirectly based on this Agreement or the Opinion, the prevailing party shall be entitled to reasonable expenses therefor, including, but not limited to, attorney’s fees and court costs. The Agreement shall be governed by the internal laws of the State of California, without regard to conflict of laws principles.

10.     Other Issues. This Agreement shall not be assigned by B. Riley without the Company’s prior written consent. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof. This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements or understandings, whether written or oral, and may be modified only by an express writing executed by all parties hereto.

11.    Confidentiality. B. Riley agrees that the “Confidential Information” (as defined below) will not be used by B. Riley for any purpose except in connection with rendering the Opinion pursuant to the terms hereof and that such Confidential Information will be kept confidential by B. Riley and its agents; provided, however, that (1) any such Confidential Information may be disclosed to B. Riley’s directors, officers, employees and representatives who need to know such information for the purpose described in this Agreement (it being understood that such directors, officers, employees and representatives shall be informed by B. Riley of the confidential nature of such information and shall be requested by B. Riley to treat such information confidentially), (2) any disclosure of such Confidential Information may be made to which the Company consents in writing, and (3) any of such Confidential Information may be disclosed if B. Riley is required to disclose it by legal or administrative process or for other appropriate legal reasons. The term “Confidential Information” means the existence and subject matter of this letter agreement, any information related to the Company’s consideration of the Transaction and all Information except Information that (i) is or becomes publicly available other than as a result of disclosure by B. Riley or its agents, representatives or employees, (ii) was known by B. Riley prior to its disclosure to B. Riley by the Company, or (iii) is or becomes available to B. Riley on a non-confidential basis from a source other than the Company or its agents which is not prohibited from disclosing such Information by a legal, contractual or fiduciary obligation to the Company.

12.    Survival of Certain Provisions. The provisions of Section 2 entitled “Opinion,” Section 4 entitled “Fees,” Section 5 entitled “Indemnification; Contribution; and Release,” Section 6 entitled “Other Services,” Section 7 entitled “Company Obligation,” Section 8 entitled “Attorney Fees; Choice of Law,” Section 10 entitled “Confidentiality” and this Section shall survive any termination of this Agreement.

We trust that the foregoing terms and provisions are agreeable to you, and request that you sign and return the enclosed copy of this Agreement to B. Riley.

Sincerely,

B. Riley

By:

Dennis McCarthy
Managing Director

The foregoing has been read, understood and approved, and the undersigned retains
B. Riley upon the foregoing terms.

Dated:

M-Wave, Inc.

By:

Bruce Nelson
Special Committee of the Board of Directors

“ATTACHMENT 1”

INDEMNIFICATION, CONTRIBUTION AND RELEASE

B. Riley & Co.
11100 Santa Monica Blvd.
Suite 800
Los Angeles, CA 90025

(a)   If B. Riley or any employee, agent, officer, director, attorney, shareholder or any person who controls B. Riley (any or all of the foregoing, hereinafter an “Indemnified Person”) becomes involved in any capacity in any legal or administrative action, suit, proceeding, investigation or inquiry, regardless of the legal theory or the allegations made in connection therewith, directly or indirectly in connection with, arising out of, based upon, or in any way related to (i) this Agreement; (ii) the services that are the subject of this Agreement; (iii) any document or information, whether verbal or written, referred to herein or supplied to B. Riley; (iv) the breach of the representations, warranties or covenants by the Company given pursuant hereto; (v) B. Riley’s involvement in the Transaction or any part thereof; (vi) any filings made by or on behalf of any party with any governmental agency in connection with the Transaction; or (vii) the Transaction, the Company will on demand, advance or pay promptly, on behalf of each Indemnified Person, reasonable attorneys’ fees and other expenses and disbursements (including, but not limited to, the cost of any investigation and related preparation) as they are incurred by the Indemnified Person. The Company also indemnifies and holds harmless each Indemnified Person against any and all losses, claims, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees, disbursements and court costs, and costs of investigation and preparation) to which such Indemnified Person may become subject in connection with any such matter.

(b)   If for any reason the foregoing indemnification is determined to be unavailable to any Indemnified Person or insufficient fully to indemnify any such person, then the Company will contribute to the amount paid or payable by such person as a result of any such loss, claim, damage, liability, cost or expense, in such proportion as is appropriate to reflect not only the relationship between B. Riley’s fee on the one hand and the aggregate value of the Transaction on the other hand, but also the relative fault of the Indemnified Person, as well as any other relevant equitable considerations.

(c)   The Company’s obligations under this Section shall be in addition to any liability that the Company or any other person may otherwise have to B. Riley or any Indemnified Person.

(d)   The indemnification obligations hereunder shall not apply to any loss, claim, damage, liability or expense that is finally judicially determined on the merits to have been caused primarily by the gross negligence, bad faith, willful misfeasance, or reckless disregard of its obligations or duties on the part of B. Riley or such Indemnified Person. In the event of such final judicial determination, the Company shall be entitled to recover from the Indemnified Person or B. Riley the costs and expenses paid on behalf of such Indemnified Person and/or B. Riley pursuant to this indemnification obligation.

(e)   The provisions of this Attachment shall be enforceable by each Indemnified Person and such person’s heirs, representatives and successors, and shall survive any termination of this Agreement.

(f)   The Company agrees that it will not settle, compromise or discharge any suit, claim, litigation, threatened litigation or threatened claim arising out of, based upon, or in any way related to the Transaction unless and until the Company has obtained a written agreement, approved by B. Riley (which shall not be unreasonably withheld) and executed by each party to such proposed settlement, compromise or discharge, releasing B. Riley from any and all liability, provided, however that the Company may settle, compromise or discharge any suit, claim, litigation, threatened litigation or threatened claim if the Company pays all expenses and costs related thereto.